Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA Communications Corporation to Offer $350 Million of Convertible Senior Notes

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, APRIL 20, 2009

SBA Communications Corporation today announced that it intends to offer $350 million of convertible senior notes due October 2014. SBA also expects to grant the initial purchasers an option to purchase up to $50 million of additional notes to cover over-allotments. The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

Prior to July 22, 2014, the notes will be convertible only upon specified events and, thereafter, at any time. Upon conversion, the notes may be settled, at SBA’s election, in cash, shares of SBA Class A common stock, or a combination of cash and shares of SBA Class A common stock. The interest rate, conversion price and other terms will be determined by negotiations between SBA and the initial purchasers of the notes.

Concurrently with the transaction, SBA intends to use a portion of the offering proceeds to enter into convertible note hedge transactions with affiliates of one or more of the initial purchasers of the notes. These convertible note hedge transactions are intended to reduce the potential dilution to SBA Class A common stock resulting from the potential future conversion of the notes. SBA also intends to enter into separate warrant transactions with affiliates of one or more of the initial purchasers with an anticipated initial strike price equivalent to 180% of the closing price of SBA Class A common stock on the pricing date. If the initial purchasers exercise their option to purchase additional notes to cover over-allotments, SBA will enter into additional warrant transactions and use a portion of the net proceeds from the sale of the additional notes and the additional warrants to enter into additional convertible note hedge transactions.

From the remaining net proceeds from the sale of the notes and the warrants, SBA may use up to $50 million to repurchase shares of its Class A common stock, subject to market conditions. The concurrently repurchased shares will be purchased in privately negotiated transactions, through one or more of the initial purchasers or their affiliates. The remaining net proceeds will be used for general corporate purposes, including repurchases or repayments of SBA’s outstanding debt.

Contingent upon the pricing of the offering of these notes and the entering into of the convertible note hedge transactions, SBA intends to terminate that portion of the convertible note hedge transactions that it entered into in March 2007 with respect to its 0.375% Convertible Senior Notes due 2010 which relates to the $264.1 million principal amount of 0.375% Convertible Senior Notes that SBA previously repurchased for cash or stock, and a corresponding portion of the warrant transactions that it entered into on the same day.

The counterparties to the new hedging transactions and the 2007 hedging transactions, or their respective affiliates, expect to enter into privately negotiated derivative transactions between themselves in SBA Class A common stock concurrently with or shortly after the pricing of the notes. Further, at the same time, the 2007 hedge counterparties may also enter into privately negotiated sale transactions in SBA Class A common stock with SBA. In addition, at the same time, the hedge counterparties to the new transactions also expect to purchase shares of, and/or enter into derivatives in, SBA Class A common stock in privately negotiated transactions with third parties and/or open market transactions. The net effect of these hedging activities and the Company repurchases of its Class A common stock discussed above on the market price of SBA Class A common stock, including the direction and magnitude of such effect, will depend on several factors, including market conditions.

Today’s announcement does not constitute an offer to sell or the solicitation of an offer to buy securities. The notes and the shares of SBA Class A common stock issuable upon conversion of the Notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses — site leasing and site development services. The primary focus of SBA is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 45,000 antenna sites in the United States.

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements regarding SBA’s intention to issue the notes and its intended use of the proceeds, including the amount, timing, method and manner in which SBA may repurchase shares of its Class A common stock. These forward-looking statements may be affected by risks and uncertainties in SBA’s business, market conditions, and the availability of the shares of Class A common stock for repurchase. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in SBA’s Securities and Exchange Commission filings, including SBA’s report on Form 10-K filed with the Commission. SBA wishes to caution readers that certain important factors may have affected and could in the future affect SBA’s actual results and could cause SBA’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of SBA, including the risk that the offering of the notes cannot be successfully completed, risks relating to the availability of cash to effect stock repurchases and fluctuations in the market price of our Class A common stock. SBA undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 226-9232, or visit our website at www.sbasite.com.